Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM CAPS OFF SUCCESSFUL FISCAL 2016 WITH FOURTH QUARTER FINANCIAL RESULTS EXCEEDING GUIDANCE

FOURTH QUARTER AND FISCAL 2016 EARNINGS STRENGTHENED BY SUSTAINED OPERATING MARGIN EXPANSION

COMPANY’S FISCAL 2017 FINANCIAL OUTLOOK REFLECTS CONTINUED GROWTH AND ENHANCED PROFITABILITY

CHICAGO, November 3, 2016 /PRNewswire/ -- Hill-Rom Holdings, Inc., (NYSE: HRC) today announced strong financial results for its fiscal fourth quarter and full-year ended September 30, 2016, and provided its fiscal first quarter and full-year 2017 financial outlook.

For the fourth quarter, Hill-Rom reported earnings of $0.77 per diluted share compared to a loss of $0.16 per diluted share in the prior-year period. On an adjusted basis, earnings of $1.18 per diluted share rose 33 percent from $0.89 per diluted share in the prior-year period, exceeding the company’s previously-issued guidance of $1.12 to $1.14 per diluted share. These results reflect diversified revenue growth, continued gross margin expansion and disciplined cost management.  Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“Our fourth quarter financial performance capped off a successful year for our company,” said John J. Greisch, president and chief executive officer of Hill-Rom. “In 2016, we achieved our strategic objectives, exceeded our operating margin and earnings guidance and established a solid foundation for the future.  We will build on this success by driving sustainable growth across a more diversified portfolio with disciplined focus on commercial and operational execution, as well as enhancing value for patients, customers and shareholders.”

Fourth Quarter Financial Results

Worldwide revenue in the fourth quarter of $706 million grew 23 percent (or 24 percent on a constant currency basis) compared to the prior-year period. On a pro forma constant currency basis, revenue increased 1 percent. Domestic revenue of $497 million advanced 29 percent (or 5 percent on a pro forma basis), while revenue outside the United States of $209 million increased 10 percent (or on a pro forma constant currency basis, declined 8 percent). Pro forma revenue reflects the inclusion of Welch Allyn in both the current and prior-year periods. By reporting segment:

•	North America Patient Support Systems: North America revenue of $290 million advanced 5 percent on a reported and constant currency basis.
•	International Patient Support Systems: International revenue of $92 million declined 12 percent on a reported basis, and declined 11 percent on a constant currency basis.
•	Front Line Care: Front Line Care, which includes Welch Allyn and Respiratory Care, generated revenue of $212 million. On a pro forma constant currency basis, Front Line Care revenue increased 6 percent.
•	Surgical Solutions: Surgical Solutions revenue of $112 million declined 6 percent on a reported basis, and declined 5 percent on a constant currency basis.

Gross margin expanded by 440 basis points to 49.1 percent, while operating margin improved to 13.2 percent.  On an adjusted basis, gross margin expanded by 260 basis points to 49.2 percent and operating margin expanded by 400 basis points to 18.6 percent.  Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Full-Year 2016 Financial Results

For the fiscal full-year 2016, Hill-Rom reported earnings of $1.86 per diluted share compared to $0.82 per diluted share in the prior-year period. On an adjusted basis, earnings of $3.38 per diluted share rose 28 percent from $2.64 per diluted share in the prior-year period.

Worldwide revenue for the fiscal year of $2.66 billion grew 34 percent (or 35 percent on a constant currency basis) compared to the prior-year period. On a pro forma constant currency basis, revenue grew 3 percent compared to the prior year. Domestic revenue of $1.83 billion advanced 44 percent (or 8 percent on a pro forma basis), while revenue outside the United States of $826 million increased 15 percent (or on a pro forma constant currency basis, declined 7 percent).

Gross margin expanded by 300 basis points to 47.3 percent, while operating margin improved to 8.7 percent.  On an adjusted basis, gross margin expanded by 280 basis points to 48.1 percent and operating margin expanded by 350 basis points to 15.3 percent.

Fiscal full-year 2016 operating cash flow increased $67 million, or 32 percent, to $281 million, a new record level for the company.  As a result of strong cash flow generation, the company contributed $30 million to its pension and reduced debt by $101 million during the year, while returning $44 million to shareholders in the form of dividends.

Fiscal Year 2016 Highlights

Complementing the company’s strong financial performance were a number of significant achievements, including:

•	Successfully integrating Welch Allyn, following the acquisition in September 2015, resulting in a combined organization with greater diversification, scale, resources and broader geographic reach to drive improved patient care, lower costs and efficiencies for customers.

•	Investing in innovative products and service solutions while capitalizing on a number of product introductions to drive accelerated future growth, such as:

➢	Integrated Table Motion for the da Vinci® Xi® Surgical System in the United States in collaboration with Intuitive Surgical. The surgical system and table seamlessly integrate allowing surgeons and anesthesiologists – for the first time – to make a comprehensive range of table adjustments easily and efficiently during da Vinci Surgery.

➢	Welch Allyn® RetinaVue™ 100 Imager, a breakthrough handheld technology which makes diabetic retinopathy screening simple and affordable for primary care settings. Diabetic retinopathy is the leading cause of blindness among working-age adults because it often goes undetected. With early detection and treatment, as much as 95 percent of vision loss cases can be prevented1.

➢	Welch Allyn Connex® Spot Monitor, an easy-to-use, full-color, touchscreen monitor that provides comprehensive and accurate patient vital signs (blood pressure measurement, pulse oximetry for assessing respiratory conditions, and thermometry) documentation using a single device.

➢	VisiVestTM Airway Clearance System, a connected therapeutic solution for patients with chronic lung disease that is designed to help inform decisions caregivers make for their patients, resulting in reduced risk of respiratory infections, hospitalizations and medical costs.

•	Creating new strategic partnerships including the exclusive global distribution agreement with Haldor Advanced Technologies, Ltd. to market its leading ORLocate® suite of products and technology. The ORLocate® patented solution is an innovative, inter-operable system that leverages radio frequency identification (RFID) technology to track, manage, and analyze sponges and surgical instruments during and post-surgical procedures, improving patient safety and operational efficiency for hospital customers.

•	Optimizing Hill-Rom’s global manufacturing network and driving efficiencies with the initiation or completion of several manufacturing facility closures. In addition, the company’s recent acquisition of Tridien Medical, a manufacturer and developer of support surfaces and patient positioning devices, allows for insourcing of a significant supply function that is expected to further streamline supply chain operations.

•	Enhancing the company’s product portfolio with the divestiture of non-core products, including WatchChild, an integrated perinatal data management system. This divestiture, along with others contemplated for 2017, allows the company to direct resources, investment and focus to strategic, core growth platforms.

“We are proud of our accomplishments and the dedication demonstrated by our employees in enhancing outcomes for patients and caregivers around the world,” Mr. Greisch continued. “We enter 2017 with continued confidence in our solid growth prospects, delivering sustainable and profitable long-term growth and providing attractive returns for shareholders.”

2017 Financial Outlook

For the full-year, Hill-Rom expects revenue growth of approximately 3 percent on both a reported and constant currency basis, and adjusted earnings per diluted share of $3.74 to $3.82. Hill-Rom also expects to generate $330 to $340 million in operating cash flow (including the outflows associated with ongoing restructuring and integration activities).

For the first quarter 2017, Hill-Rom expects revenue growth to be approximately flat on both a reported and constant currency basis, and adjusted earnings per diluted share of $0.75 to $0.77.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.  Management does not include adjusted items in forward looking measures because some of these items can be highly variable and cannot be reasonably predicted. As such, prospective quantification of such items is not feasible and a reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

As previously announced, the company will host a conference call and webcast today beginning at 7:30 CT or 8:30 a.m. ET.

Webcast: To join the live webcast with audio on November 3, visit http://ir.hill-rom.com/events.cfm. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information:  To join the live conference call, dial 877-868-1829 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 85442817.  Callers will need to provide their name, company affiliation and telephone number to the conference operator.

A recording of the webcast/call audio will be available for telephone replay through November 10, 2016.  To access the replay, dial 855-859-2056 domestic callers / 404-537-3406 international callers.  For the replay, callers will need to use Confirmation Code 85442817.  If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading global medical technology company with 10,000 employees worldwide. We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements.

1 Facts About Diabetic Eye Disease; The National Eye Institute (NEI); https://nei.nih.gov/health/diabetic/retinopathy

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data)

	Quarter Ended September 30		Year Ended September 30
	2016	2015	2016	2015
Net revenue
Product sales and service	$613.0	$478.6	$2,263.4	$1,604.5
Rental revenue	93.0	95.3	391.8	383.7
Total revenue	706.0	573.9	2,655.2	1,988.2
Cost of revenue
Cost of goods sold	313.4	268.9	1,209.4	921.2
Rental expenses	45.9	48.3	188.8	186.7
Total cost of revenue	359.3	317.2	1,398.2	1,107.9
Gross profit
Product sales and service	299.6	209.7	1,054.0	683.3
Rental	47.1	47.0	203.0	197.0
Total gross profit	346.7	256.7	1,257.0	880.3
As a percentage of sales	49.1%	44.7%	47.3%	44.3%

Research and development expenses	32.0	24.5	133.5	91.8
Selling and administrative expenses	212.8	208.7	853.3	664.2
Special charges	8.4	29.3	39.9	41.2

Operating profit (loss)	93.5	(5.8)	230.3	83.1

Other income/(expense), net	(13.6)	(10.7)	(81.2)	(18.0)

Loss on extinguishment of debt	(10.8)	-	(10.8)	-

Income tax expense (benefit)	17.7	(6.4)	15.5	18.3

Net income (loss)	51.4	(10.1)	122.8	46.8

Less: Net loss attributable to noncontrolling interests	(0.3)	(0.5)	(1.3)	(0.9)

Net income (loss) attributable to common shareholders	$51.7	$(9.6)	$124.1	$47.7

Diluted earnings per share:	$0.77	$(0.16)	$1.86	$0.82

Average common shares outstanding - diluted (thousands)	66,862	58,708	66,596	58,536

Dividends per common share	$0.1700	$0.1600	$0.6700	$0.6325

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions)

							U.S.		OUS
	Quarter Ended September 30		Change As		Constant		Change As		Change As		Constant
	2016	2015	Reported		Currency		Reported		Reported		Currency

Product sales and service	$613.0	$478.6	28.1%		28.6%		37.9%		11.6%		12.9%

Rental revenue	93.0	95.3	(2.4%)		(2.1%)		(1.1%)		(12.2%)		(9.6%)

Total revenue	$706.0	$573.9	23.0%		23.5%		29.4%		10.2%		11.5%

North America Patient Support Systems	$290.4	$277.5	4.6%		4.6%		3.7%		33.7%		32.6%

International Patient Support Systems	91.9	104.4	(12.0%)		(10.9%)		N/	A	(12.0%)		(10.9%)

Front Line Care	211.5	72.4	N/	M	N/	M	N/	M	N/	M	N/	M

Surgical Solutions	112.2	119.6	(6.2%)		(5.1%)		(2.5%)		(10.1%)		(7.9%)

Total revenue	$706.0	$573.9	23.0%		23.5%		29.4%		10.2%		11.5%

							U.S.		OUS
	Year Ended September 30		Change As		Constant		Change As		Change As		Constant
	2016	2015	Reported		Currency		Reported		Reported		Currency

Product sales and service	$2,263.4	$1,604.5	41.1%		43.1%		57.7%		17.5%		22.4%

Rental revenue	391.8	383.7	2.1%		2.7%		4.2%		(11.3%)		(6.8%)

Total revenue	$2,655.2	$1,988.2	33.5%		35.3%		43.7%		15.5%		20.3%

North America Patient Support Systems	$1,076.9	$1,002.0	7.5%		7.7%		8.2%		(7.9%)		(1.6%)

International Patient Support Systems	360.3	424.6	(15.1%)		(12.1%)		N/	A	(15.1%)		(12.1%)

Front Line Care	809.7	139.0	N/	M	N/	M	N/	M	N/	M	N/	M

Surgical Solutions	408.3	422.6	(3.4%)		(1.4%)		5.2%		(10.9%)		(7.2%)

Total revenue	$2,655.2	$1,988.2	33.5%		35.3%		43.7%		15.5%		20.3%

N/A = Not applicable
N/M = Not meaningful
OUS = Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Quarter Ended September 30, 2016					Quarter Ended September 30, 2015
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Diluted EPS

GAAP Basis	49.1%	13.2%	$69.1	$17.7	$0.77	44.7%	-1.0%	$(16.5)	$(6.4)	$(0.16)
Adjustments:
Acquisition and integration costs	0.1%	0.7%	5.2	1.6	0.05	2.0%	7.5%	43.3	11.7	0.53
Acquisition-related intangible asset amortization	-	3.4%	23.8	7.0	0.25	-	1.9%	10.7	3.3	0.12
FDA remediation expenses	-	-	-	-	-	-	0.1%	0.8	0.2	0.01
Field corrective actions	-	-	0.1	-	-	-0.1%	-0.1%	(0.4)	(0.1)	-
Special charges	-	1.2%	8.4	2.9	0.08	-	5.1%	29.3	9.5	0.33
Supplemental stock compensation charge	-	-	-	-	-	-	1.1%	6.1	2.2	0.06
Foreign valuation allowance	-	-	-	0.7	(0.01)	-	-	-	-	-
Debt refinancing	-	-	12.9	4.7	0.12	-	-	-	-	-
Gain on disposition	-	-	(10.1)	(3.7)	(0.10)	-	-	-	-	-
Adjusted Basis	49.2%	18.6%	$109.4	$30.9	$1.18	46.6%	14.6%	$73.3	$20.4	$0.89

	Year Ended September 30, 2016						Year Ended September 30, 2015
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Basis	47.3%	8.7%	$138.3	$15.5	$1.86	44.3%	4.2%	$65.1	$18.3	$0.82
Adjustments:
Acquisition and integration costs	0.8%	1.5%	38.9	11.3	0.41	0.8%	3.2%	62.8	18.0	0.76
Acquisition-related intangible asset amortization	-	3.6%	95.9	31.7	0.96	-	1.7%	34.1	9.8	0.42
FDA remediation expenses	-	-	-	-	-	-	0.2%	3.8	1.2	0.04
Field corrective actions	-	-	0.2	(0.1)	-	0.2%	0.2%	4.5	1.4	0.05
Litigation settlements and expenses	-	-	-	-	-	-	-	(0.6)	(0.2)	(0.01)
Special charges	-	1.5%	39.9	13.4	0.40	-	2.1%	41.2	10.7	0.52
Supplemental stock compensation charge	-	-	-	-	-	-	0.3%	6.1	2.2	0.07
Foreign valuation allowance	-	-	-	19.5	(0.29)	-	-	-	1.9	(0.03)
Debt refinancing	-	-	12.9	4.7	0.12	-	-	-	-	-
Gain on disposition	-	-	(10.1)	(3.7)	(0.10)	-	-	-	-	-
Adjusted Basis	48.1%	15.3%	$316.0	$92.3	$3.38	45.3%	11.8%	$217.0	$63.3	$2.64

[1] Total does not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2016	September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$232.2	$192.8
Trade accounts receivable, net of allowances	515.1	494.7
Inventories, net	252.0	267.4
Other current assets	82.8	186.1
Total current assets	1,082.1	1,141.0

Property, plant and equipment, net	350.0	378.4
Intangible assets:
Goodwill	1,584.4	1,610.5
Other intangible assets and software, net	1,143.3	1,247.7
Other assets	102.6	80.0

Total Assets	$4,262.4	$4,457.6

Liabilities
Current Liabilities
Trade accounts payable	$136.0	$136.3
Short-term borrowings	210.1	58.0
Other current liabilities	316.2	384.5
Total current liabilities	662.3	578.8

Long-term debt	1,938.4	2,175.2
Other long-term liabilities	425.8	546.7

Total Liabilities	3,026.5	3,300.7

Total Shareholders' Equity Attributable to Common Shareholders	1,227.2	1,146.9

Noncontrolling interests	8.7	10.0

Total Shareholders' Equity	1,235.9	1,156.9

Total Liabilities and Shareholders' Equity	$4,262.4	$4,457.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30
	2016	2015
Operating Activities
Net income	$122.8	$46.8
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	86.2	73.6
Amortization	26.9	10.5
Acquisition-related intangible asset amortization	95.9	34.1
Loss on extinguishment of debt	10.8	-
Provision for deferred income taxes	(0.5)	(22.3)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	1.9	0.5
Pension settlement charge	-	9.6
Pension contribution to master pension plan	(30.0)	-
Gain on sale of non-core products	(10.1)	-
Stock compensation	23.1	25.0
Excess tax benefits from employee stock plans	(3.6)	(3.6)
Change in working capital excluding cash, current debt,
acquisitions and dispositions:
Trade accounts receivable	(15.8)	(39.7)
Inventories	21.3	11.0
Other current assets	27.7	(7.7)
Trade accounts payable	(0.5)	0.7
Accrued expenses and other liabilities	(73.0)	53.8
Other, net	(1.9)	21.5
Net cash provided by operating activities	281.2	213.8

Investing Activities
Capital expenditures and purchases of intangibles	(83.3)	(121.3)
Proceeds on sales of property and equipment leased to others	2.2	1.5
Payment for acquisition of businesses, net of cash acquired	(25.3)	(1,638.7)
Proceeds on sale of non-core products	10.3	-
Other	(1.6)	2.1
Net cash used in investing activities	(97.7)	(1,756.4)

Financing Activities
Net change in short-term debt	-	(0.7)
Borrowings on revolving credit facility	156.9	95.0
Payments on revolving credit facility	(20.0)	(135.0)
Proceeds from long-term debt	530.4	2,225.0
Payment of long-term debt	(767.9)	(401.6)
Repurchase of registered debentures	-	(5.9)
Debt issuance costs	(2.3)	(50.3)
Purchase of noncontrolling interest of former joint venture	(0.4)	(1.9)
Payment of cash dividends	(43.8)	(37.1)
Proceeds on exercise of stock options	6.2	12.1
Proceeds from stock issuance	3.8	2.8
Excess tax benefits from employee stock plans	3.6	3.6
Treasury stock acquired	(8.4)	(63.3)
Net cash (used in) provided by financing activities	(141.9)	1,642.7

Effect of exchange rate changes on cash	(2.2)	(6.6)

Net Cash Flows	39.4	93.5

Cash and Cash Equivalents:
At beginning of period	192.8	99.3
At end of period	$232.2	$192.8